DEMAND
                                PROMISSORY NOTE


$25,000,000               Dallas, Texas          February 1, 1999

     FOR VALUE RECEIVED, the undersigned, Valhi, Inc., a Delaware corporation ("Maker"), promises to pay to the order of Contran Corporation ("Payee"), at the offices of Payee in Dallas, Texas, or at such other address as Payee or any holder of this promissory note ("Note") may designate to Maker, on the dates and in the amounts herein specified, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, the principal sum of $25,000,000, or so much thereof as is advanced from time to time by Payee, and interest on the unpaid balance from time to time outstanding from the date hereof until the maturity hereof at the rate of interest per annum equal to the base rate as publicly announced from time to time by Bank One, Texas, NA, less one half of one percent. The principal of this Note and accrued interest hereunder shall be due and payable on demand.

     Each advance made by Payee to Maker, and all payments made on account of principal hereof, shall be recorded by Payee and, prior to any transfer hereof, endorsed on the grid attached hereto as part of Schedule 1, which is part of this Note. This Note is a "revolving line of credit" note. Principal advances may be made, from time to time, to the principal amount of this Note, and principal payments may, from time to time, be made by Maker to reduce the principal balance owing pursuant to this Note. This Note may be prepaid in whole or in part at any time without penalty or premium.

     If this Note is placed in the hands of an attorney for collection, or if collection by suit or through any bankruptcy or other legal proceedings, Maker hereby agrees to pay all expenses incurred by the holder of this Note, including reasonable attorneys' fees, all of which shall become a part of the principal hereof.

     Each Maker, surety and endorser waives grace, demand, presentment for payment, notice of dishonor, diligence, and protest of any kind and agrees and consents that this Note may be renewed and the time of payment extended without notice and without releasing any of such parties.

     Except to the extent federal regulations or laws are applicable, this Note shall be construed and enforced under and in accordance with and shall be governed by the laws of the State of Texas.

     Until this Note is paid in full, the "Maker" agrees to maintain availability of funds pursuant to credit agreements with commercial banks of at least the amount of the unpaid principal balance owing hereunder.

     This Note replaces that certain Promissory Note, dated September 30, 1998 in the original principal amount of $15,000,000 made by Maker payable to the order of Payee. The principal balance, $10,500,000 plus accrued interest, owing pursuant to that Note, carries over to this Note.

                                VALHI, INC.




                                By:
                                     ----------------------------

                                Name:
                                       --------------------------

                                Title:
                                        -------------------------






                                   SCHEDULE 1


                               I.  INTEREST RATE

     Rate                                         Effective Date
     ----                                         --------------








                      II.  PRINCIPAL ADVANCES AND PAYMENTS


          Amount of      Amount of            New        Notation
Date       Advance        Payment           Balance         By
----      ---------      ---------          -------      --------